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                                                                      Exhibit 21

                 LIST OF SUBSIDIARIES OR OTHER RELATED ENTITIES


TETRA International Incorporated
         TETRA Technologies de Venezuela, S.A.
         TETRA Technologies U.K. Limited
         TETRA Technologies de Mexico, S.A. de C.V.
         TETRA Technologies Nigeria Ltd.
         TETRA de Mexico, S.A. de C.V.

TETRA Agricultural Products, Inc.
         TETRA Agricultural Products de Mexico, S.A. de C.V.

TETRA Applied Technologies, Inc.

TETRA Services, Inc.

TETRA U.K. Limited

TETRA Thermal, Inc.
         TETRA Process Services, L.C.

TETRA F.S.C. Limited

American MicroTrace Corporation
         American Microbial Technologies, Inc.
         Seajay Industries, Inc.

Industrias Sulfamex, S.A. de C.V.
         Impreval, S. de R.L. de C.V.

Wilchem Corporation